EXHIBIT 23


CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Ethyl Corporation and Subsidiaries on Form S-8 (File Nos. 2-78933 and 333-60889) and on Form S-3 (File No. 33-57243) of our report dated February 1, 1999, except as to the information in Note 10, for which the date is February 18, 1999, on our audits of the consolidated financial statements of Ethyl Corporation and Subsidiaries as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997 and 1996, which report is included on page 46 of this Annual Report on Form 10-K.



                                          /s/ PricewaterhouseCoopers LLP


Richmond, Virginia
March 9, 1999












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